Exhibit 4.3

AMENDMENT to executive employment AGREEMENT

This Amendment To Executive Employment Agreement (this “Agreement”) is made and entered into as of June 9, 2022 by and between BIMI INTERNATIONAL MEDICAL INC., a Delaware corporation (the “Company”) and Tiewei Song (“Executive”).” Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parties are parties to that certain Executive Employment Agreement dated as of October 28, 2021 (the “Original Agreement”);

WHEREAS, the Parties desire to amend certain terms and conditions of the Original Agreement;

WHEREAS, pursuant to Section 5 of the Original Agreement, amendments to the Original Agreement shall be in writing and shall require the written consent of all parties involved; and

WHEREAS, the undersigned constitute all parties to the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Original Agreement.

2. Amendment. The Parties hereby agree to amend the Original Agreement (as amended by this Agreement, the “Amended Agreement”) as follows:

(1)	The second sentence of Section 1 is hereby amended and restated in its entirety to read as follows:

“The term of the employment is one (1) year, from October 1, 2021 to September 30, 2022 (the “Initial Term”), which may be renewed automatically on an annual basis (each, a “Renewed Term”) unless the Parties agree in writing not to renew sixty (60) days before the expiration of the Initial Term or each Renewed Term, as the case may be.”

(2)	Section 2.1 is hereby amended and restated in its entirety to read as follows:

“2.1 During the Initial Term, Executive’s compensation (the “Salary”) shall consist of an annual base salary of $1,000,000 in cash, payable in semi-monthly installments in accordance with the payroll practices of the Company, and an annual equity compensation of 1,000,000 shares of the Company’s common stock (the “Common Stock”), issuable within 90 days of the Effective Date. During each Renewed Term, the Salary shall consist of an annual base salary of $300,000 in cash, payable in semi-monthly installments in accordance with the payroll practices of the Company. The Salary shall be reviewed, and shall be subject to change, by the Board of Directors (or the Compensation Committee thereof), as applicable, at least annually while Executive is employed hereunder.”

(3)	All references to “eighteen (18) months” in Section 3.4.1 (a) are hereby amended to read as “thirty-six (36) months.”

(4)	Section 3.4.1 (a) (i) is hereby amended and restated in its entirety to read as follows:

“(i) an amount equal to $20,000,000, payable to Executive in accordance with the terms below (“CIC Severance Payments”);”

(5)	Section 2 of Appendix A is hereby amended and restated in its entirety to read as follows:

” 2. “Change of Control” means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iii) any acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i) and (ii) set forth in the definition of Company Transaction;

(b) a change in the composition of the Board of Directors of the Company during any two- year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board of the Directors shall not be considered a member of the Incumbent Board; or

(c) the consummation of a Company Transaction.”

(6)	Subsection (iii) of Section 3 of Appendix A is hereby deleted in its entirety.

3. Reference to and Effect on the Original Agreement. On or after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Original Agreement as amended hereby. No reference to this Agreement need be made in any instrument or document at any time referring to the Original Agreement, a reference to the Original Agreement in any of such to be deemed a reference to the Amended Agreement.

4. No Other Amendments. Except as set forth herein, the Original Agreement shall remain in full force and effect in accordance with its terms, which such terms are hereby ratified and confirmed and remain in full force and effect.

5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights of obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its choice of laws principles. Any unresolved controversy or claim arising out of this Agreement will be governed in accordance with the provisions of the Original Agreement.

8. Representation by Counsel. Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Executive

By:	/s/ Tiewei Song
Name:	Tiewei Song

BIMI International Medical Inc.

By:	/s/ Jianxi Wang
Name:	Jianxi Wang
Title:	Chairman of Compensation Committee

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